EXHIBIT 4.12

                                 PROMISSORY NOTE

Principal Amount:  $100,000                                       April 11, 2006

TRADEQUEST INTERNATIONAL INC., d/b/a INCOMM HOLDINGS, CORP., a Nevada corporation ("Borrower"), for value received hereby promises to pay to the order of Binyomin Rabinowitz, an individual residing in the state of New Jersey, ("Holder"), in the manner set forth below, the principal sum of One Hundred Thousand Dollars ($100,000) together with a premium payment in the amount of Fifty Thousand Dollars ($50,000), with the principal balance and premium being due and payable on or before June 11, 2006 (the "Maturity Date"). In addition to the foregoing, for each dollar loaned by the Holder to the Borrower, the Holder shall receive 0.50 warrants, or FIFTY THOUSAND (50,000) warrants (the "Warrants"). Each Warrant(s) shall be exercisable at FIFTY CENTS ($.50) per common share of the Borrower (the "Warrant Shares"), for a period of no more than THREE (3) years from the date of this Note's execution (the "Exercise Period"). Furthermore, Holder shall also receive TWENTY FIVE THOUSAND (25,000) restricted shares of the Borrower. In the event that Borrower does not pay Holder by the Maturity Date, Holder shall extend the Maturity Date by THIRTY,
(30) days and be automatically entitled to receive an additional TWENTY FIVE THOUSAND (25,000) restricted shares of Borrower. All shares and/or warrants issued to Holder by Borrower shall have piggyback registration rights.

         1. INTEREST. Holder shall not have the right to receive interest on the principal amount and premium amount.

         2. PAYMENT OF PRINCIPAL AND PREMIUM. The aggregate outstanding principal balance under this Note together with the premium amount shall be paid to Holder no later than the Maturity Date, at the following address: One Arosa Hill; Lakewood, New Jersey 08701.

         3. PREPAYMENT. The Borrower may prepay the principal balance and the premium amount of this Note at any time without penalty.

         4. EVENTS OF DEFAULT AND REMEDIES. In case one or more of the following events ("Events of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing: (a) default in the payment of all or any part of the principal or premium under this Note as and when the same shall become due and payable, at the Maturity Date, by acceleration, by mandatory prepayment or otherwise; or (b) failure on the part of the Borrower to observe or perform any material representation, warranty, covenant or agreement on the part of the Borrower contained in this Note for a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Borrower remedy the same, shall have

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been given by registered or certified  mail,  return receipt  requested,  by the
Holder to the Borrower; or (c) the Borrower, pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as the same become due; or (d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Borrower in an involuntary case, (2) appoints a custodian of the Borrower or for all or substantially all of the property of the Borrower, or
(3) orders the liquidation of the Borrower, and any such order or decree remains unstayed and in effect for 30 days; in each case where an Event of Default occurs, the Holder, by notice in writing to the Borrower by registered or certified mail, return receipt requested (the "Share Notice"), may take title of the Shares as payment in full of all amounts owed under this Note. Upon the occurrence of, and during the continuance of, an Event of Default, the principal amount and premium amount shall bear interest at a rate of eighteen percent (18%) per annum.

         As used herein, "Default" shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         5. COSTS OF COLLECTION. The Borrower shall reimburse the Holder, on demand, for any and all costs and expenses, including reasonable attorneys' fees and court costs, incurred by the Holder in collecting or otherwise enforcing this Note or in exercising its rights as a secured creditor to the collateral, or in attempting to do any of the foregoing. In case of default lender will give borrower a 30 day grace, if 30 days pass with no payment in full, borrower will issue to lender 250,000 shares with piggyback registration rights, for each 30 day's the payment is delayed.

         6. POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

         No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

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         7.  WAIVER OF PAST DEFAULTS.  The Holder may waive any past  Default or
Event of Default hereunder and its consequences. In the case of any such waiver, the Borrower and the Holder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or Event of Default of impair any right consequent thereon.

         Upon any such waiver, such Default or Event of Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note, and the Default interest rate hereon shall not be deemed to have occurred; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         8. SUCCESSORS AND ASSIGNS. The Borrower shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, or assign any of its obligations under this Note without the prior written consent of the Holder. The Holder may assign this Note, subject to applicable securities laws, without the consent of the Borrower.

         9. MODIFICATION OF NOTE. This Note may only be modified with the written consent of the Holder and the Borrower.

         10. MISCELLANEOUS. This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state. The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein. The section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, Borrower has caused this instrument to be duly executed and delivered as of the date first set forth above.

                                        INCOMM HOLDINGS, CORP.

                                   By:  /s/ Luis Alvarez
                                        ----------------
                                        Luis Alvarez
                                        Chairman & CEO

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